Exhibit 99.4

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD COMPLETES $23.4 MILLION PRIVATE EQUITY PLACEMENT

Newport Beach, CA – February 9, 2006 – American Vanguard Corporation (AMEX: AVD) today announced that it completed a $23.4 million private placement, consisting of 1,040,000 shares of its common stock at $22.50 per share, with a group of institutional investors. Net proceeds of the financing are expected to be approximately $22.5 million.

Stonegate Securities, Inc. and Goldsmith & Harris, Inc. served as placement agents in the transaction. The shares were sold under the Company’s universal shelf registration offering filed in February 2005.

Eric Wintemute, President and CEO of American Vanguard, stated, “Since filing the Company’s shelf offering last year, we have considered various financing alternatives to best suit American Vanguard’s long-term strategy. Given the recent rise in interest rates, we felt it was prudent to raise equity to reduce the debt incurred to complete our November acquisition of the Phorate insecticide business from BASF, the largest acquisition in the Company’s history. Accordingly, we will bring our debt-to-equity ratio to a lower level.”

Mr. Wintemute continued, “This transaction was completed with eight prestigious institutional investors, thus further strengthening our shareholder base. Importantly, the equity raise also provides more financial flexibility as we continue to actively pursue acquisitions in line with our growth strategy.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT: American Vanguard Corporation Eric G. Wintemute, President & CEO (949) 260-1200	-OR-	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Lauren Till LTill@equityny.com (212) 836-9610

####